Exhibit 99.1

Contact:

Frank A. Cavallaro, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-306-8933

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS FOURTH QUARTER FINANCIAL RESULTS

Bedminster, N.J. – January 28, 2025 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the "Company") announces its fourth quarter 2024 financial results.

This earnings release should be read in conjunction with the Company’s Q4 2024 Investor Update, a copy of which is available on our website at www.peapackprivate.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

During the fourth quarter of 2024, core relationship deposits grew $438 million, to $5.3 billion, which represents an annualized growth rate of 36%. Strong growth in core relationships throughout 2024 has allowed the Company to repay all outstanding short-term borrowings and strengthen its liquidity position. The Company continued to see an increase in loan demand during the fourth quarter. Loan balances increased $201 million, to $5.5 billion at December 31, 2024.

The Company recorded net income of $9.2 million and diluted earnings per share (“EPS”) of $0.52 for the quarter ended December 31, 2024 compared to net income of $7.6 million and EPS of $0.43 for the quarter ended September 30, 2024.

Net interest income increased $4.2 million, or 11%, on a linked quarter basis to $41.9 million for the fourth quarter of 2024 compared to $37.7 million for the third quarter. The growth in net interest income was driven by growth in average interest earning assets, as well as continued improvement in the net interest margin. The net interest margin increased to 2.46% for the quarter ended December 31, 2024 compared to 2.34% for the quarter ended September 30, 2024 and 2.29% for the quarter ended December 31, 2023.

Douglas L. Kennedy, President and CEO said, “Our expansion into New York City continues to exceed expectations. Our New York Commercial Private Banking initiative has brought us $950 million in new customer relationship deposits over the last twelve months, which includes 28% in noninterest-bearing demand deposits. During the fourth quarter we also saw strong loan demand as outstanding loans grew by $201 million, or 15% on an annualized basis."

Mr. Kennedy also noted, “As previously announced, we have re-branded the bank by changing our name to Peapack Private Bank & Trust effective January 1, 2025. This change reflects our commitment to being a premier provider of personal and commercial banking products, along with wealth management solutions through a single point of contact. Establishing and maintaining a trusted relationship with each and every client is the core of our business model."

The following are select highlights for the period ended December 31, 2024:

Wealth Management:

•
AUM/AUA in our Wealth Management Division totaled $11.9 billion at December 31, 2024 compared to $10.9 billion at December 31, 2023.
•
Gross new business inflows for Q4 2024 totaled $163 million ($142 million managed).
•
Wealth Management fee income was $15.5 million in Q4 2024, which amounted to 25% of total revenue for the quarter.

Commercial Banking and Balance Sheet Management:

•
Total deposits increased by $855 million, to $6.1 billion at December 31, 2024 compared to $5.3 billion at December 31, 2023. The Company intentionally allowed $365 million in high cost, non-core relationship deposits to roll off during 2024. Excluding this deposit run-off, deposits have grown by $1.2 billion during 2024.
•
The Company repaid $404 million in short-term borrowings in 2024.
•
Total loans increased $85 million to $5.5 billion at December 31, 2024 from $5.4 billion at December 31, 2023.Outstanding loans grew $201 million during the fourth quarter of 2024 after experiencing contraction in the first half of 2024.
•
Commercial and industrial lending (“C&I”) drove a majority of the growth during the fourth quarter. C&I balances represented 43% of the total loan portfolio at December 31, 2024. A strong pipeline of new business has been built heading into 2025.
•
Fee income on unused commercial lines of credit totaled $880,000 for Q4 2024.
•
The net interest margin ("NIM") was 2.46% for Q4 2024, an increase of 12 basis points compared to 2.34% for Q3 2024.
•
Noninterest-bearing demand deposits increased by $155 million to $1.1 billion in 2024 and represented 18% of total deposits as of December 31, 2024.

Capital Management:

•
Tangible book value per share increased 5% to $31.89 per share at December 31, 2024 compared to $30.31 at December 31, 2023. Book value per share increased 5% to $34.45 per share at December 31, 2024 compared to $32.90 at December 31, 2023. Tangible book value per share is a non-GAAP financial measure. See the reconciliation tables included in this release for further detail.
•
During 2024, the Company repurchased 300,000 shares of common stock at a cost of $7.2 million. For 2023, the Company repurchased 455,341 shares at a cost of $12.5 million.
•
At December 31, 2024, the Tier 1 Leverage Ratio stood at 10.57% for Peapack Private Bank & Trust (the "Bank") and 9.01% for the Company. The Common Equity Tier 1 Ratio (to Risk-Weighted Assets) was 13.50% for the Bank and 11.51% for the Company at December 31, 2024. These ratios remain significantly above well capitalized standards, as capital continues to benefit from net income generation.

SUMMARY INCOME STATEMENT DETAILS:

The following tables summarize specified financial details for the periods shown.

December 2024 Year Compared to Prior Year

	Year Ended	Year Ended
	December 31,	December 31,	Increase/
(Dollars in millions, except per share data) (unaudited)	2024	2023	(Decrease)
Net interest income	$149.01	$156.09	$(7.08)	(5)%
Wealth management fee income	61.46	55.75	5.71	10
Capital markets activity	2.41	2.74	(0.33)	(12)
Other income	15.25	15.09	0.16	1
Total other income	79.12	73.58	5.54	8

Total Revenue	$228.13	$229.67	$(1.54)	(1)%

Operating expenses	$175.68	$148.30	$27.38	18
Pretax income before provision for credit losses	52.45	81.37	(28.92)	(36)
Provision for credit losses	7.50	14.09	(6.59)	(47)
Pretax income	44.95	67.28	(22.33)	(33)
Income tax expense	11.95	18.43	(6.48)	(35)
Net income	$33.00	$48.85	$(15.85)	(32)%
Diluted EPS	$1.85	$2.71	$(0.86)	(32)%

Return on average assets	0.50%	0.76%	(0.26)
Return on average equity	5.61%	8.77%	(3.16)

December 2024 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	December 31,	December 31,	Increase/
(Dollars in millions, except per share data) (unaudited)	2024	2023	(Decrease)
Net interest income	$41.91	$36.68	$5.23	14%
Wealth management fee income	15.48	13.76	1.72	13
Capital markets activity	0.11	0.30	(0.19)	(63)
Other income	4.34	3.53	0.81	23
Total other income	19.93	17.59	2.34	13

Total Revenue	$61.84	$54.27	$7.57	14%

Operating expenses	$47.86	$37.62	$10.24	27
Pretax income before provision for credit losses	13.98	16.65	(2.67)	(16)
Provision for credit losses	1.74	5.03	(3.29)	(65)
Pretax income	12.24	11.62	0.62	5
Income tax expense	3.00	3.02	(0.02)	(1)
Net income	$9.24	$8.60	$0.64	7%
Diluted EPS	$0.52	$0.48	$0.04	8%

Return on average assets (annualized)	0.54%	0.53%	0.01
Return on average equity (annualized)	6.15%	6.13%	0.02

December 2024 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	December 31,	September 30,	Increase/
(Dollars in millions, except per share data) (unaudited)	2024	2024	(Decrease)
Net interest income	$41.91	$37.68	$4.23	11%
Wealth management fee income	15.48	15.15	0.33	2
Capital markets activity	0.11	0.44	(0.33)	(75)
Other income	4.34	3.35	0.99	30
Total other income	19.93	18.94	0.99	5

Total Revenue	$61.84	$56.62	$5.22	9%

Operating expenses	$47.86	$44.65	$3.21	7
Pretax income before provision for credit losses	13.98	11.97	2.01	17
Provision for credit losses	1.74	1.22	0.52	43
Pretax income	12.24	10.75	1.49	14
Income tax expense	3.00	3.16	(0.16)	(5)
Net income	$9.24	$7.59	$1.65	22%
Diluted EPS	$0.52	$0.43	$0.09	21%

Return on average assets (annualized)	0.54%	0.46%	0.08
Return on average equity (annualized)	6.15%	5.12%	1.03

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management

AUM/AUA in the Bank’s Wealth Management Division grew to $11.9 billion at December 31, 2024 compared to $10.9 billion at December 31, 2023. For the December 2024 quarter, the Wealth Management Team generated $15.5 million in fee income, compared to $15.2 million for the September 30, 2024 quarter and $13.8 million for the December 2023 quarter. The equity markets were positive during 2024, contributing to the increase in AUM/AUA along with gross new business inflows of $710 million.

John Babcock, President of the Bank's Wealth Management Division, noted, “Q4 2024 saw continued strong client inflows totaling new accounts and client additions of $163 million ($142 million managed). Our new business pipeline is healthy, and we continue to remain focused on delivering excellent service and advice to our clients. Our highly skilled wealth management professionals, our fiduciary powers and expertise, our financial planning capabilities combined with our high-touch client service model distinguishes us in our market and continues to drive our growth and success.”

Loans / Commercial Banking

Total loans increased $85 million, or 2%, to $5.5 billion at December 31, 2024 compared to $5.4 billion at December 31, 2023, primarily driven by commercial loan originations in the latter half of the year offset by repayments, maturities and tighter lending standards across all loan categories. The biggest decline in outstanding loans during 2024 was in multifamily and commercial real estate balances. Total C&I loans and leases at December 31, 2024 were $2.4 billion or 43% of the total loan portfolio.

Mr. Kennedy noted, “During the fourth quarter of 2024, we began to see loan demand which pushed us to positive loan growth for the year and we continue building strong pipelines into 2025. We are proud to have built a leading middle market commercial banking franchise, as evidenced by our C&I Portfolio, Treasury Management services, Corporate Advisory and SBA businesses. These business lines fit perfectly with our private banking business model and will generate solid production going forward. During the quarter, we originated loans that carried an average spread of more than 4% above our cost of funds. Having this capability will help us in the near term as the real estate market adjusts to changing market conditions.”

Net Interest Income (NII)/Net Interest Margin (NIM)

The Company’s NII of $41.9 million and NIM of 2.46% for Q4 2024 increased $4.2 million and 12 basis points from NII of $37.7 million and NIM of 2.34% for the linked quarter (Q3 2024), and increased $5.2 million and 17 basis points from NII of $36.7 million and NIM of 2.29% compared to the prior year period (Q4 2023). Our single point of contact private banking strategy continues to deliver lower cost core deposit relationships.

Funding / Liquidity / Interest Rate Risk Management

Total deposits increased $855 million to $6.1 billion at December 31, 2024 from $5.3 billion at December 31, 2023. The change in deposit balances included an intentional decline in brokered deposits and non-core deposit relationships. The overall growth in deposits has strengthened balance sheet liquidity and reduced reliance on outside borrowings and other non-core funding sources. There were no outstanding overnight borrowings at December 31, 2024, compared to $404 million at December 31, 2023.

At December 31, 2024, the Company’s balance sheet liquidity (investments available for sale, interest-earning deposits and cash) totaled $1.2 billion, or 17% of assets. The Company maintains additional liquidity resources of approximately $3.2 billion through secured available borrowing facilities with the Federal Home Loan Bank and the Federal Reserve Discount Window. The available funding from the Federal Home Loan Bank and the Federal Reserve are secured by the Company’s loan and investment portfolios. The Company's total on and off-balance sheet liquidity totaled $4.4 billion at December 31, 2024, which amounts to 282% of the total uninsured/uncollateralized deposits currently on the Company’s balance sheet.

Income from Capital Markets Activities

Noninterest income from Capital Markets activities (detailed below) totaled $114,000 for the December 2024 quarter compared to $435,000 for the September 2024 quarter and $296,000 for the December 2023 quarter.

	Three Months Ended	Three Months Ended	Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except per share data) (unaudited)	2024	2024	2023
Gain on loans held for sale at fair value (Mortgage banking)	$58	$15	$18
Gain on sale of SBA loans	—	365	239
Corporate advisory fee income	56	55	39
Total capital markets activity	$114	$435	$296

Other Noninterest Income (other than Wealth Management Fee Income and Income from Capital Markets Activities)

Other noninterest income was $4.3 million for Q4 2024 compared to $3.4 million for Q3 2024 and $3.5 million for Q4 2023. Q4 2024 included $646,000 of income recorded by the Equipment Finance Division related to equipment transfers to lessees upon the termination of leases, compared to $225,000 in Q3 2024 and $309,000 in Q4 2023, respectively. Additionally, Q4 2024 included $880,000 of unused line fees compared to $845,000 for Q3 2024 and $750,000 for Q4 2023. Q4 2024 also included a one-time fair value adjustment of $953,000 related to the sale of Visa B shares.

Operating Expenses

Total operating expenses were $47.9 million for the fourth quarter of 2024, compared to $44.6 million for the third quarter of 2024 and $37.6 million for the quarter ended December 31, 2023. The increase during the fourth quarter of 2024 was primarily driven by expenses associated with the Company’s expansion into New York City. Q4

2024 also includes certain one-time expenses related to the Company’s re-branding initiative, which occurred on January 1, 2025.

Mr. Kennedy noted, “We continue to make investments related to our strategic decision to expand into New York City and are confident that these investments will position us for future growth and profitability, which will ultimately translate to increased shareholder value. We continue to look for opportunities to create efficiencies and manage expenses throughout the Company while investing in enhancements to the client experience."

Income Taxes

The effective tax rate for the three months ended December 31, 2024 was 24.5%, as compared to 29.4% for the September 2024 quarter and 26.0% for the quarter ended December 31, 2023. The December 2024 quarter included the impact of discrete, favorable federal return to provision adjustments primarily related to the Company’s state tax apportionment rate.

Asset Quality / Provision for Credit Losses

Nonperforming assets increased to $100.2 million, or 1.43% of total assets, at December 31, 2024, as compared to $80.5 million, or 1.18% of total assets, at September 30, 2024. The increase during the fourth quarter was driven by the migration of three multifamily loans totaling $19.7 million to nonperforming status during the period. Loans past due 30 to 89 days and still accruing declined significantly to $4.9 million, or 0.09% of total loans, at December 31, 2024 compared to $31.4 million, or 0.59% of total loans, at September 30, 2024. Criticized and classified loans declined to $191.9 million at December 31, 2024, reflecting a decrease of $69.2 million as compared to $261.1 million at September 30, 2024. The Company currently has no loans or leases on deferral and still accruing.

For the quarter ended December 31, 2024, the provision for credit losses was $1.8 million compared to $1.2 million for the September 2024 quarter and $5.1 million for the December 2023 quarter. The provision for credit losses in the fourth quarter of 2024 was driven by loan growth in addition to $2.9 million in specific reserves required for the nonperforming multifamily loans previously mentioned. The elevated provision recognized during the fourth quarter of 2023 was associated with a $5.6 million charge-off of one freight related credit.

At December 31, 2024, the allowance for credit losses was $73.0 million (1.32% of total loans), compared to $71.3 million (1.34% of total loans) at September 30, 2024, and $65.9 million (1.21% of total loans) at December 31, 2023.

Mr. Kennedy noted, “We continue to see our asset quality metrics improve, which supports our position that most of our credit issues are isolated to a small number of specific borrowers and sponsors. We continue to work through each credit individually while building up appropriate reserve coverage. All of the multifamily loans that matured or repriced in 2024 have continued to make their scheduled payments despite the higher rate environment."

Capital

The Company’s capital position declined during the fourth quarter of 2024 due to additional accumulated other comprehensive loss of $11.6 million related to the fair value of the Company’s investment securities portfolio due to the interest rate environment and a quarterly dividend payment totaling $875,000; partially offset by net income of $9.2 million.

Tangible book value per share increased 5% to $31.89 at December 31, 2024 from $30.31 at December 31, 2023. Tangible book value per share is a non-GAAP financial measure. See the reconciliation tables included in this release for further detail. Book value per share increased 5% to $34.45 per share at December 31, 2024 compared to $32.90 at December 31, 2023. The Company’s and Bank’s regulatory capital ratios as of December 31, 2024 remain strong and reflect increases from December 31, 2023 levels. Where applicable, such ratios remain well above regulatory well capitalized standards.

The Company employs quarterly capital stress testing modeling of an adverse case and severely adverse case. In the most recently completed stress test (as of September 30, 2024), the Bank remains well capitalized over a two-year stress period.

On December 19, 2024, the Company declared a cash dividend of $0.05 per share payable on February 21, 2025 to shareholders of record on February 6, 2025.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $7.0 billion and assets under management and/or administration of $11.9 billion as of December 31, 2024. Founded in 1921, Peapack Private Bank & Trust is a commercial bank that offers a client-centric approach to banking, providing high-quality products along with customized and innovative wealth management, investment banking, commercial and retail solutions. The Bank's wealth management division offers comprehensive financial, tax, fiduciary and investment advice and solutions to individuals, families, privately held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy. Peapack Private Bank & Trust offers an unparalleled commitment to client service. Visit www.peapackprivate.com for more information.

FORWARD-LOOKING STATEMENTS

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•
our ability to successfully grow our business and implement our strategic plan, including our ability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•
the impact of anticipated higher operating expenses in 2025 and beyond;
•
our ability to successfully integrate wealth management firm and team acquisitions;
•
our ability to successfully integrate our expanded employee base;
•
an unexpected decline in the economy, in particular in our New Jersey and New York market areas, including potential recessionary conditions;
•
declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•
declines in the value in our investment portfolio;
•
impact from a pandemic event on our business, operations, customers, allowance for credit losses and capital levels;
•
higher than expected increases in our allowance for credit losses;
•
higher than expected increases in credit losses or in the level of delinquent, nonperforming, classified and criticized loans or charge-offs;
•
inflation and changes in interest rates, which may adversely impact our margins and yields, reduce the fair value of our financial instruments, reduce our loan originations and lead to higher operating costs;
•
decline in real estate values within our market areas;
•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;
•
the imposition of tariffs or other domestic or international governmental policies;
•
successful cyberattacks against our IT infrastructure and that of our IT and third-party providers;
•
higher than expected FDIC insurance premiums;
•
adverse weather conditions;
•
the current or anticipated impact of military conflict, terrorism or other geopolitical events;
•
our inability to successfully generate new business in new geographic markets, including our expansion into New York City;
•
a reduction in our lower-cost funding sources;
•
changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio;
•
our inability to adapt to technological changes;
•
claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;

•
our inability to retain key employees;
•
demands for loans and deposits in our market areas;
•
adverse changes in securities markets;
•
changes in New York City rent regulation law;
•
changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums and changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System;
•
changes in accounting policies and practices; and/or
•
other unexpected material adverse changes in our financial condition, operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2023. Except as may be required by the applicable law or regulation, we undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2024	2024	2024	2024	2023
Income Statement Data:
Interest income	$86,166	$83,203	$79,238	$79,194	$80,178
Interest expense	44,258	45,522	44,196	44,819	43,503
Net interest income	41,908	37,681	35,042	34,375	36,675
Wealth management fee income	15,482	15,150	16,419	14,407	13,758
Service charges and fees	1,323	1,327	1,345	1,322	1,255
Bank owned life insurance	335	390	328	503	357
Gain on loans held for sale at fair value (Mortgage banking)	58	15	34	56	18
Gain on loans held for sale at lower of cost or fair value	—	—	23	—	—
Gain on sale of SBA loans	—	365	449	400	239
Corporate advisory fee income	56	55	103	818	39
Other income	2,125	1,162	2,938	1,306	1,339
Fair value adjustment for equity securities	549	474	(84)	(111)	585
Total other income	19,928	18,938	21,555	18,701	17,590

Total revenue	61,836	56,619	56,597	53,076	54,265

Salaries and employee benefits	32,915	31,050	29,884	28,476	24,320
Premises and equipment	5,995	5,633	5,776	5,081	5,416
FDIC insurance expense	825	870	870	945	765
Other expenses	8,125	7,096	6,596	5,539	7,115
Total operating expenses	47,860	44,649	43,126	40,041	37,616
Pretax income before provision for credit losses	13,976	11,970	13,471	13,035	16,649
Provision for credit losses	1,738	1,224	3,911	627	5,026
Income before income taxes	12,238	10,746	9,560	12,408	11,623
Income tax expense	2,998	3,159	2,030	3,777	3,024
Net income	$9,240	$7,587	$7,530	$8,631	$8,599

Per Common Share Data:
Earnings per share (basic)	$0.53	$0.43	$0.42	$0.49	$0.48
Earnings per share (diluted)	0.52	0.43	0.42	0.48	0.48
Weighted average number of common shares outstanding:
Basic	17,585,213	17,616,046	17,747,070	17,711,639	17,770,158
Diluted	17,770,717	17,700,042	17,792,296	17,805,347	17,961,400
Performance Ratios:
Return on average assets annualized (ROAA)	0.54%	0.46%	0.47%	0.54%	0.53%
Return on average equity annualized (ROAE)	6.15%	5.12%	5.22%	5.94%	6.13%
Return on average tangible equity annualized (ROATCE) (A)	6.65%	5.54%	5.67%	6.45%	6.68%
Net interest margin (tax-equivalent basis)	2.46%	2.34%	2.25%	2.20%	2.29%
GAAP efficiency ratio (B)	77.40%	78.86%	76.20%	75.44%	69.32%
Operating expenses / average assets annualized	2.77%	2.73%	2.70%	2.51%	2.33%

(A) Return on average tangible equity is calculated by dividing tangible equity by annualized net income. See non-GAAP financial measures reconciliation included in these tables.

(B) Calculated as total operating expenses as a percentage of total revenue. For non-GAAP efficiency ratio, see the non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except per share data)

(Unaudited)

	For the Twelve Months Ended
	December 31,		Change
	2024	2023	$	%
Income Statement Data:
Interest income	$327,801	$304,010	$23,791	8%
Interest expense	178,795	147,921	30,874	21%
Net interest income	149,006	156,089	(7,083)	-5%
Wealth management fee income	61,458	55,747	5,711	10%
Service charges and fees	5,317	5,152	165	3%
Bank owned life insurance	1,556	1,269	287	23%
Gain on loans held for sale at fair value (Mortgage banking)	163	91	72	79%
Gain on loans held for sale at lower of cost or fair value	23	—	23	N/A
Gain on sale of SBA loans	1,214	2,433	(1,219)	-50%
Corporate advisory fee income	1,032	219	813	371%
Other income	7,531	8,486	(955)	-11%
Fair value adjustment for equity securities	828	181	647	357%
Total other income	79,122	73,578	5,544	8%

Total revenue	228,128	229,667	(1,539)	-1%

Salaries and employee benefits	122,325	100,524	21,801	22%
Premises and equipment	22,485	19,733	2,752	14%
FDIC insurance expense	3,510	2,946	564	19%
Other expenses	27,356	25,092	2,264	9%
Total operating expenses	175,676	148,295	27,381	18%
Pretax income before provision for credit losses	52,452	81,372	(28,920)	-36%
Provision for credit losses	7,500	14,091	(6,591)	-47%
Income before income taxes	44,952	67,281	(22,329)	-33%
Income tax expense	11,964	18,427	(6,463)	-35%
Net income	$32,988	$48,854	$(15,866)	-32%

Per Common Share Data:
Earnings per share (basic)	$1.87	$2.74	$(0.87)	-32%
Earnings per share (diluted)	1.85	2.71	(0.86)	-32%
Weighted average number of common shares outstanding:
Basic	17,664,640	17,849,558	(184,918)	-1%
Diluted	17,839,761	18,049,052	(209,291)	-1%
Performance Ratios:
Return on average assets (ROAA)	0.50%	0.76%	(0.26)%	-34%
Return on average equity (ROAE)	5.61%	8.77%	(3.16)%	-36%
Return on average tangible equity (ROATCE) (A)	6.08%	9.57%	(3.49)%	-36%
Net interest margin (tax-equivalent basis)	2.32%	2.48%	(0.16)%	-7%
GAAP efficiency ratio (B)	77.01%	64.57%	12.44%	19%
Operating expenses / average assets	2.68%	2.32%	0.36%	15%

(A) Return on average tangible equity is calculated by dividing tangible equity by annualized net income. See non-GAAP financial measures reconciliation included in these tables.

(B) Calculated as total operating expenses as a percentage of total revenue. For non-GAAP efficiency ratio, see the non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2024	2024	2024	2024	2023
ASSETS
Cash and due from banks	$8,492	$8,129	$5,586	$5,769	$5,887
Federal funds sold	—	—	—	—	—
Interest-earning deposits	382,875	484,529	310,143	189,069	181,784
Total cash and cash equivalents	391,367	492,658	315,729	194,838	187,671
Securities available for sale	784,544	682,713	591,884	550,870	550,617
Securities held to maturity	101,635	103,158	105,013	106,498	107,755
CRA equity security, at fair value	13,041	13,445	12,971	13,055	13,166
FHLB and FRB stock, at cost (A)	12,373	12,459	12,478	18,079	31,044

Residential mortgage	614,840	591,374	579,057	581,426	578,427
Multifamily mortgage	1,799,754	1,784,861	1,796,687	1,827,165	1,836,390
Commercial mortgage	588,104	578,559	600,859	615,964	637,625
Commercial and industrial loans	2,397,699	2,247,853	2,185,827	2,235,342	2,284,940
Consumer loans	77,785	78,160	69,579	66,827	62,036
Home equity lines of credit	42,327	38,971	37,117	35,542	36,464
Other loans	411	389	172	184	238
Total loans	5,520,920	5,320,167	5,269,298	5,362,450	5,436,120
Less: Allowance for credit losses	72,992	71,283	67,984	66,251	65,888
Net loans	5,447,928	5,248,884	5,201,314	5,296,199	5,370,232

Premises and equipment	28,888	25,716	24,932	24,494	24,166
Accrued interest receivable	29,898	31,973	33,534	32,672	30,676
Bank owned life insurance	47,981	47,837	47,716	47,580	47,581
Goodwill and other intangible assets	44,926	45,198	45,470	45,742	46,014
Finance lease right-of-use assets	985	1,020	1,055	1,900	2,087
Operating lease right-of-use assets	40,289	41,650	38,683	16,035	12,096
Due from brokers	—	—	3,184	—	—
Other assets	67,383	47,081	71,387	60,591	53,752
TOTAL ASSETS	$7,011,238	$6,793,792	$6,505,350	$6,408,553	$6,476,857

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$1,112,734	$1,079,877	$950,368	$914,893	$957,687
Interest-bearing demand deposits	3,334,269	3,316,217	3,229,814	3,029,119	2,882,193
Savings	103,136	103,979	105,602	108,305	111,573
Money market accounts	1,078,024	902,562	824,158	775,132	740,559
Certificates of deposit – Retail	483,998	515,297	502,810	486,079	443,791
Certificates of deposit – Listing Service	6,861	7,454	7,454	7,704	7,804
Subtotal “customer” deposits	6,119,022	5,925,386	5,620,206	5,321,232	5,143,607
IB Demand – Brokered	10,000	10,000	10,000	10,000	10,000
Certificates of deposit – Brokered	—	—	26,000	145,480	120,507
Total deposits	6,129,022	5,935,386	5,656,206	5,476,712	5,274,114
Short-term borrowings	—	—	—	119,490	403,814
Finance lease liability	1,348	1,388	1,427	3,104	3,430
Operating lease liability	43,569	44,775	41,347	17,630	12,876
Subordinated debt, net	133,561	133,489	133,417	133,346	133,274
Due to brokers	18,514	—	9,981	—	—
Other liabilities	79,375	71,140	74,650	75,892	65,668
TOTAL LIABILITIES	6,405,389	6,186,178	5,917,028	5,826,174	5,893,176
Shareholders’ equity	605,849	607,614	588,322	582,379	583,681
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$7,011,238	$6,793,792	$6,505,350	$6,408,553	$6,476,857
Assets under management and / or administration at Peapack Private Bank & Trust's Private Wealth Management Division (market value, not included above-dollars in billions)	$11.9	$12.1	$11.5	$11.5	$10.9

(A) FHLB means "Federal Home Loan Bank" and FRB means "Federal Reserve Bank."

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2024	2024	2024	2024	2023
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$35	$—
Nonaccrual loans	100,168	80,453	82,075	69,811	61,324
Other real estate owned	—	—	—	—	—
Total nonperforming assets	$100,168	$80,453	$82,075	$69,846	$61,324

Nonperforming loans to total loans	1.81%	1.51%	1.56%	1.30%	1.13%
Nonperforming assets to total assets	1.43%	1.18%	1.26%	1.09%	0.95%

Performing modifications (A)(B)	$40,350	$51,796	$26,788	$12,311	$248

Loans past due 30 through 89 days and still accruing	$4,870	$31,446	$34,714	$73,699	$34,589

Loans subject to special mention	$46,518	$113,655	$140,791	$59,450	$71,397

Classified loans	$145,394	$147,422	$128,311	$117,869	$84,372

Individually evaluated loans	$99,775	$79,972	$81,802	$69,530	$60,710

Allowance for credit losses ("ACL"):
Beginning of quarter	$71,283	$67,984	$66,251	$65,888	$68,592
Provision for credit losses (C)	1,753	1,227	3,901	615	5,082
(Charge-offs)/recoveries, net (D)	(44)	2,072	(2,168)	(252)	(7,786)
End of quarter	$72,992	$71,283	$67,984	$66,251	$65,888

ACL to nonperforming loans	72.87%	88.60%	82.83%	94.85%	107.44%
ACL to total loans	1.32%	1.34%	1.29%	1.24%	1.21%
Collectively evaluated ACL to total loans (E)	1.09%	1.16%	1.14%	1.15%	1.13%

(A) Amounts reflect modifications that are paying according to modified terms.

(B) Excludes modifications included in nonaccrual loans of $3.6 million at December 31, 2024, $3.7 million at September 30, 2024, $3.2 million at June 30, 2024, $3.2 million at March 31, 2024 and $3.0 million at December 31, 2023.

(C) Excludes a credit of $15,000 at December 31, 2024, a credit of $3,000 at September 30, 2024, a provision of $10,000 at June 30, 2024, a provision of $12,000 at March 31, 2024 and a credit of $55,000 at December 31, 2023 related to off-balance sheet commitments.

(D) Net charge-offs for the quarter ended December 31, 2023 included charge-offs of $2.2 million of a previously established reserve to loans individually evaluated on one multifamily loan and $5.6 million on one equipment finance relationship.

(E) Total ACL less reserves to loans individually evaluated equals collectively evaluated ACL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	December 31,	September 30,	December 31,
	2024	2024	2023
Capital Adequacy
Equity to total assets (A)	8.64%	8.94%	9.01%
Tangible equity to tangible assets (B)	8.05%	8.33%	8.36%
Book value per share (C)	$34.45	$34.57	$32.90
Tangible book value per share (D)	$31.89	$32.00	$30.31

Tangible equity to tangible assets excluding other comprehensive loss*	8.92%	9.07%	9.28%
Tangible book value per share excluding other comprehensive loss*	$35.67	$35.11	$33.97

*Excludes other comprehensive loss of $66.4 million for the quarter ended December 31, 2024, $54.8 million for the quarter ended September 30, 2024, and $64.9 million for the quarter ended December 31, 2023. See Non-GAAP financial measures reconciliation included in these tables.

(A) Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at quarter end.

(B) Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at quarter end is calculated by dividing tangible equity by tangible assets at quarter end. See Non-GAAP financial measures reconciliation included in these tables.

(C) Book value per common share is calculated by dividing shareholders’ equity by quarter end common shares outstanding.

(D) Tangible book value per share excludes intangible assets. Tangible book value per share is calculated by dividing tangible equity by quarter end common shares outstanding. See Non-GAAP financial measures reconciliation tables.

	As of
	December 31,		September 30,		December 31,
	2024		2024		2023
Regulatory Capital – Holding Company
Tier I leverage	$625,830	9.01%	$615,486	9.33%	$600,444	9.19%
Tier I capital to risk-weighted assets	625,830	11.51	615,486	11.67	600,444	11.43
Common equity tier I capital ratio to risk-weighted assets	625,824	11.51	615,474	11.67	600,432	11.43
Tier I & II capital to risk-weighted assets	806,404	14.84	800,961	15.19	785,413	14.95

Regulatory Capital – Bank
Tier I leverage (E)	$733,389	10.57%	$724,038	10.99%	$707,446	10.83%
Tier I capital to risk-weighted assets (F)	733,389	13.50	724,038	13.75	707,446	13.48
Common equity tier I capital ratio to risk-weighted assets (G)	733,383	13.50	724,026	13.75	707,434	13.47
Tier I & II capital to risk-weighted assets (H)	801,365	14.75	789,954	15.00	773,083	14.73

(E) Regulatory well capitalized standard (including capital conservation buffer) = 4.00% ($278 million)

(F) Regulatory well capitalized standard (including capital conservation buffer) = 8.50% ($462 million)

(G) Regulatory well capitalized standard (including capital conservation buffer) = 7.00% ($380 million)

(H) Regulatory well capitalized standard (including capital conservation buffer) = 10.50% ($570 million)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2024	2024	2024	2024	2023
Residential loans retained	$39,279	$26,955	$16,087	$11,661	$5,895
Residential loans sold	4,220	1,853	2,361	4,025	1,449
Total residential loans	43,499	28,808	18,448	15,686	7,344
Commercial real estate	15,800	4,300	2,600	11,500	21,375
Multifamily	12,550	11,295	4,330	1,900	5,725
Commercial (C&I) loans (A) (B)	432,115	242,829	103,065	145,803	145,397
SBA	5,964	9,106	8,200	2,790	7,326
Wealth lines of credit (A)	550	11,675	10,950	3,850	350
Total commercial loans	466,979	279,205	129,145	165,843	180,173
Installment loans	7,182	8,137	1,664	6,868	2,946
Home equity lines of credit (A)	10,236	10,421	4,787	2,103	4,174
Total loans closed	$527,896	$326,571	$154,044	$190,500	$194,637

	For the Twelve Months Ended
	Dec 31,	Dec 31,
	2024	2023
Residential loans retained	$93,982	$96,866
Residential loans sold	12,459	6,501
Total residential loans	106,441	103,367
Commercial real estate	34,200	87,500
Multifamily	30,075	65,537
Commercial (C&I) loans (A) (B)	923,812	689,028
SBA	26,060	31,289
Wealth lines of credit (A)	27,025	34,400
Total commercial loans	1,041,172	907,754
Installment loans	23,851	26,618
Home equity lines of credit (A)	27,547	19,477
Total loans closed	$1,199,011	$1,057,216

(A) Includes loans and lines of credit that closed in the period but not necessarily funded.

(B) Includes equipment finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	December 31, 2024			December 31, 2023
	Average	Income/	Annualized	Average	Income/	Annualized
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$937,314	$6,992	2.98%	$798,661	$5,202	2.61%
Tax-exempt (A) (B)	—	—	—	106	—	—

Loans (B) (C):
Mortgages	593,454	6,181	4.17	581,088	5,300	3.65
Commercial mortgages	2,364,893	25,876	4.38	2,492,204	28,318	4.55
Commercial	2,274,408	39,394	6.93	2,274,841	37,958	6.67
Commercial construction	11,698	146	4.99	16,680	382	9.16
Installment	77,547	1,290	6.65	59,988	1,037	6.91
Home equity	41,496	815	7.86	35,570	721	8.11
Other	329	5	6.08	246	8	13.01
Total loans	5,363,825	73,707	5.50	5,460,617	73,724	5.40
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	513,010	5,722	4.46	146,699	1,623	4.43
Total interest-earning assets	6,814,149	86,421	5.07%	6,406,083	80,549	5.03%
Noninterest-earning assets:
Cash and due from banks	8,913			10,709
Allowance for credit losses	(72,455)			(68,289)
Premises and equipment	28,051			24,387
Other assets	123,283			85,720
Total noninterest-earning assets	87,792			52,527
Total assets	$6,901,941			$6,458,610

LIABILITIES:
Interest-bearing deposits:
Checking	$3,332,212	$30,304	3.64%	$2,890,964	$25,811	3.57%
Money markets	986,483	6,892	2.79	771,051	5,247	2.72
Savings	102,820	108	0.42	112,969	81	0.29
Certificates of deposit – retail	508,257	5,222	4.11	440,712	4,086	3.71
Subtotal interest-bearing deposits	4,929,772	42,526	3.45	4,215,696	35,225	3.34
Interest-bearing demand – brokered	10,000	129	5.16	10,000	142	5.68
Certificates of deposit – brokered	—	—	—	115,722	1,454	5.03
Total interest-bearing deposits	4,939,772	42,655	3.45	4,341,418	36,821	3.39
Borrowings	—	—	—	357,384	4,955	5.55
Capital lease obligation	1,362	14	4.11	3,539	42	4.75
Subordinated debt	133,521	1,589	4.76	133,234	1,685	5.06
Total interest-bearing liabilities	5,074,655	44,258	3.49%	4,835,575	43,503	3.60%
Noninterest-bearing liabilities:
Demand deposits	1,114,427			963,968
Accrued expenses and other liabilities	112,051			98,012
Total noninterest-bearing liabilities	1,226,478			1,061,980
Shareholders’ equity	600,808			561,055
Total liabilities and shareholders’ equity	$6,901,941			$6,458,610
Net interest income		$42,163			$37,046
Net interest spread			1.58%			1.43%
Net interest margin (D)			2.46%			2.29%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	December 31, 2024			September 30, 2024
	Average	Income/	Annualized	Average	Income/	Annualized
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$937,314	$6,992	2.98%	$865,892	$6,107	2.82%
Tax-exempt (A) (B)	—	—	—	—	—	—

Loans (B) (C):
Mortgages	593,454	6,181	4.17	579,949	5,834	4.02
Commercial mortgages	2,364,893	25,876	4.38	2,381,771	27,362	4.60
Commercial	2,274,408	39,394	6.93	2,159,648	37,588	6.96
Commercial construction	11,698	146	4.99	22,371	507	9.07
Installment	77,547	1,290	6.65	73,440	1,267	6.90
Home equity	41,496	815	7.86	38,768	814	8.40
Other	329	5	6.08	239	6	10.04
Total loans	5,363,825	73,707	5.50	5,256,186	73,378	5.58
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	513,010	5,722	4.46	326,707	3,982	4.88
Total interest-earning assets	6,814,149	86,421	5.07%	6,448,785	83,467	5.18%
Noninterest-earning assets:
Cash and due from banks	8,913			7,521
Allowance for credit losses	(72,455)			(70,317)
Premises and equipment	28,051			25,530
Other assets	123,283			139,042
Total noninterest-earning assets	87,792			101,776
Total assets	$6,901,941			$6,550,561

LIABILITIES:
Interest-bearing deposits:
Checking	$3,332,212	$30,304	3.64%	$3,214,186	$31,506	3.92%
Money markets	986,483	6,892	2.79	833,325	6,419	3.08
Savings	102,820	108	0.42	104,293	117	0.45
Certificates of deposit – retail	508,257	5,222	4.11	512,794	5,540	4.32
Subtotal interest-bearing deposits	4,929,772	42,526	3.45	4,664,598	43,582	3.74
Interest-bearing demand – brokered	10,000	129	5.16	10,000	134	5.36
Certificates of deposit – brokered	—	—	—	7,913	106	5.36
Total interest-bearing deposits	4,939,772	42,655	3.45	4,682,511	43,822	3.74
Borrowings	—	—	—	—	—	—
Capital lease obligation	1,362	14	4.11	1,401	15	4.28
Subordinated debt	133,521	1,589	4.76	133,449	1,685	5.05
Total interest-bearing liabilities	5,074,655	44,258	3.49%	4,817,361	45,522	3.78%
Noninterest-bearing liabilities:
Demand deposits	1,114,427			1,016,014
Accrued expenses and other liabilities	112,051			124,399
Total noninterest-bearing liabilities	1,226,478			1,140,413
Shareholders’ equity	600,808			592,787
Total liabilities and shareholders’ equity	$6,901,941			$6,550,561
Net interest income		$42,163			$37,945
Net interest spread			1.58%			1.40%
Net interest margin (D)			2.46%			2.34%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Twelve Months Ended
	December 31, 2024			December 31, 2023
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$849,933	$23,402	2.75%	$800,811	$19,743	2.47%
Tax-exempt (A) (B)	—	—	—	1,251	50	4.00

Loans (B) (C):
Mortgages	582,024	23,017	3.95	562,488	19,733	3.51
Commercial mortgages	2,406,726	107,659	4.47	2,494,427	108,819	4.36
Commercial	2,216,401	151,610	6.84	2,254,617	144,141	6.39
Commercial construction	18,647	1,570	8.42	10,115	918	9.08
Installment	70,852	4,814	6.79	51,929	3,454	6.65
Home equity	38,321	3,113	8.12	34,332	2,624	7.64
Other	246	25	10.16	257	29	11.28
Total loans	5,333,217	291,808	5.47	5,408,165	279,718	5.17
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	297,448	13,644	4.59	146,977	6,075	4.13
Total interest-earning assets	6,480,598	328,854	5.07%	6,357,204	305,586	4.81%
Noninterest-earning assets:
Cash and due from banks	8,517			8,973
Allowance for credit losses	(69,372)			(64,149)
Premises and equipment	25,705			23,986
Other assets	110,938			79,192
Total noninterest-earning assets	75,788			48,002
Total assets	$6,556,386			$6,405,206

LIABILITIES:
Interest-bearing deposits:
Checking	$3,149,550	$118,497	3.76%	$2,777,390	$88,829	3.20%
Money markets	842,606	24,850	2.95	862,686	18,432	2.14
Savings	105,351	410	0.39	124,538	229	0.18
Certificates of deposit – retail	500,842	20,983	4.19	400,155	11,736	2.93
Subtotal interest-bearing deposits	4,598,349	164,740	3.58	4,164,769	119,226	2.86
Interest-bearing demand – brokered	10,000	523	5.23	13,973	611	4.37
Certificates of deposit – brokered	58,425	2,950	5.05	67,998	3,038	4.47
Total interest-bearing deposits	4,666,774	168,213	3.60	4,246,740	122,875	2.89
Borrowings	65,299	3,848	5.89	337,777	18,204	5.39
Capital lease obligation	2,207	90	4.08	4,018	191	4.75
Subordinated debt	133,413	6,644	4.98	133,127	6,651	5.00
Total interest-bearing liabilities	4,867,693	178,795	3.67%	4,721,662	147,921	3.13%
Noninterest-bearing liabilities:
Demand deposits	998,497			1,040,403
Accrued expenses and other liabilities	102,197			86,193
Total noninterest-bearing liabilities	1,100,694			1,126,596
Shareholders’ equity	587,999			556,948
Total liabilities and shareholders’ equity	$6,556,386			$6,405,206
Net interest income		$150,059			$157,665
Net interest spread			1.40%			1.68%
Net interest margin (D)			2.32%			2.48%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by common shares outstanding at period end. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding other real estate owned provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides a reasonable measure of core expenses relative to core revenue.

We believe these non-GAAP financial measures provide information that is important to investors and useful in understanding our financial position, results and ratios because our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

(Dollars in thousands, except per share data)

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Tangible Book Value Per Share	2024	2024	2024	2024	2023
Shareholders’ equity	$605,849	$607,614	$588,322	$582,379	$583,681
Less: Intangible assets, net	44,926	45,198	45,470	45,742	46,014
Tangible equity	$560,923	$562,416	$542,852	$536,637	$537,667
Less: other comprehensive loss	(66,411)	(54,820)	(68,342)	(67,760)	(64,878)
Tangible equity excluding other comprehensive loss	$627,334	$617,236	$611,194	$604,397	$602,545

Period end shares outstanding	17,586,616	17,577,747	17,666,490	17,761,538	17,739,677
Tangible book value per share	$31.89	$32.00	$30.73	$30.21	$30.31
Tangible book value per share excluding other comprehensive loss	$35.67	$35.11	$34.60	$34.03	$33.97
Book value per share	34.45	34.57	33.30	32.79	32.90

Tangible Equity to Tangible Assets
Total assets	$7,011,238	$6,793,792	$6,505,350	$6,408,553	$6,476,857
Less: Intangible assets, net	44,926	45,198	45,470	45,742	46,014
Tangible assets	$6,966,312	$6,748,594	$6,459,880	$6,362,811	$6,430,843
Less: other comprehensive loss	(66,411)	(54,820)	(68,342)	(67,760)	(64,878)
Tangible assets excluding other comprehensive loss	$7,032,723	$6,803,414	$6,528,222	$6,430,571	$6,495,721

Tangible equity to tangible assets	8.05%	8.33%	8.40%	8.43%	8.36%
Tangible equity to tangible assets excluding other comprehensive loss	8.92%	9.07%	9.36%	9.40%	9.28%
Equity to assets	8.64%	8.94%	9.04%	9.09%	9.01%

(Dollars in thousands)

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Return on Average Tangible Equity	2024	2024	2024	2024	2023
Net income	$9,240	$7,587	$7,530	$8,631	$8,599

Average shareholders’ equity	$600,808	$592,787	$577,206	$581,003	$561,055
Less: Average intangible assets, net	45,079	45,350	45,624	45,903	46,167
Average tangible equity	$555,729	$547,437	$531,582	$535,100	$514,888

Return on average tangible common equity	6.65%	5.54%	5.67%	6.45%	6.68%

	For the Twelve Months Ended
	Dec 31,	Dec 31,
Return on Average Tangible Equity	2024	2023
Net income	$32,988	$48,854

Average shareholders’ equity	$587,999	$556,948
Less: Average intangible assets, net	45,488	46,659
Average tangible equity	$542,511	$510,289

Return on average tangible common equity	6.08%	9.57%

(Dollars in thousands)

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Efficiency Ratio	2024	2024	2024	2024	2023
Net interest income	$41,908	$37,681	$35,042	$34,375	$36,675
Total other income	19,928	18,938	21,555	18,701	17,590
Add:
Fair value adjustment for equity securities	(549)	(474)	84	111	(585)
Less:
Gain on loans held for sale at lower of cost or fair value	—	—	(23)	—	—
Income from life insurance proceeds	—	(55)	—	(181)	—
Total recurring revenue	$61,287	$56,090	$56,658	$53,006	$53,680

Operating expenses	$47,860	$44,649	$43,126	$40,041	$37,616
Total operating expense	$47,860	$44,649	$43,126	$40,041	$37,616

Efficiency ratio	78.09%	79.60%	76.12%	75.54%	70.07%

(Dollars in thousands)

	For the Twelve Months Ended
	Dec 31,	Dec 31,
Efficiency Ratio	2024	2023
Net interest income	$149,006	$156,089
Total other income	79,122	73,578
Add:
Fair value adjustment for equity securities	(828)	(181)
Less:
Gain on loans held for sale at lower of cost or fair value	(23)	—
Income from life insurance proceeds	(236)	—
Total recurring revenue	$227,041	$229,486

Operating expenses	$175,676	$148,295
Less:
Accelerated Expense for Retirement	—	1,965
Branch Closure Expense	—	175
Total operating expense	$175,676	$146,155

Efficiency ratio	77.38%	63.69%